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                                                                    EXHIBIT 21.1


                                  Subsidiaries


Stokes Ellis Foods, Inc., on completion of purchase

Stokes Canning Company, on completion of purchase

Produce Finance, L.L.C., on completion of purchase
(pending merger into Stokes Canning Company)